EXHIBIT 23.3

Independent Auditors Consent

The Board of Directors
Dione Limited (Formerly Dione plc):

We consent to the use of our report dated November 10, 2004, with respect to the balance sheets of Dione plc as of December 31, 2003, 2002 and 2001, and the related profit and loss accounts and cash flows for each of the years in the three-year period ended December 31, 2003, incorporated herein by reference and the reference to our firm under the heading "Experts" in the F-3 registration statement dated 26 April 2005.

KPMG LLP
London, England
April 22, 2005